Exhibit 5.1

August 27, 2007
Concho Resources Inc.
550 West Texas Avenue, Suite 1300
Midland, Texas 79701
Re:      Concho Resources Inc. 2006 Stock Incentive Plan
Ladies and Gentlemen:
     We have acted as counsel for Concho Resources Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale of 5,617,784 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) pursuant to the Concho Resources Inc. 2006 Stock Incentive Plan (the “Plan”). The shares of Common Stock that are to be issued under the Plan are referred to herein as the “Shares.”
     In connection with the foregoing, we have examined or are familiar with the Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the Plan, the corporate proceedings with respect to the issuance of the Shares, the registration statement on Form S-8 filed in connection with the registration of the Shares (the “Registration Statement”), and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion.
     Based upon the foregoing, we are of the opinion that when the Shares have been duly authorized and, when issued by the Company and delivered in accordance with the provisions of the Plan, the Shares will be validly issued, fully paid and non-assessable.
     The foregoing opinion is limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.

August 27, 2007 Page 2
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.
Very truly yours,
/s/ VINSON & ELKINS L.L.P.